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                                                                    Exhibit 99.1





                                                    Contact: Eduardo E. Cordeiro
                                                    Director, Investor Relations
                                                                  (617) 342-6216
                                                 EDUARDO_CORDEIRO@CABOT-CORP.COM

                                                                  Ethel Shepard,
                                                      Manager, Corporate Affairs
                                                                  (617) 342-6254
                                                    ethel_shepard@cabot-corp.com


                              FOR IMMEDIATE RELEASE
                              ---------------------

              CABOT CORPORATION ANNOUNCES SHARE REPURCHASE PROGRAM,
                         BOARD VOTES QUARTERLY DIVIDEND

BOSTON, MA - (MAY 10, 2002) - CABOT CORPORATION (NYSE: CBT) TODAY ANNOUNCED THAT ITS BOARD OF DIRECTORS HAS AUTHORIZED AN INCREASE IN THE NUMBER OF SHARES OF ITS COMMON STOCK AUTHORIZED FOR REPURCHASE TO APPROXIMATELY 5 MILLION SHARES. THE CURRENT AUTHORIZATION IS FOR 12.6 MILLION SHARES, OF WHICH APPROXIMATELY 7.6 MILLION HAVE BEEN PURCHASED OVER THE LAST 18 MONTHS.

"We're confident in the future of our business," said Kennett F. Burnes, Chairman and CEO, Cabot Corporation. "This action reflects our ongoing commitment to return value to our shareholders," he said.

THE TIMING AND AMOUNT OF ANY SHARES REPURCHASED WILL BE DETERMINED BY THE COMPANY'S MANAGEMENT BASED ON ITS EVALUATION OF MARKET CONDITIONS AND OTHER FACTORS. THE REPURCHASE PROGRAM MAY BE SUSPENDED OR DISCONTINUED AT ANY TIME. ALL SHARES REPURCHASED THROUGH THIS PROGRAM WILL BE RETIRED AND RESTORED TO THE STATUS OF AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK OF THE COMPANY.

THE REPURCHASE PROGRAM WILL BE FUNDED USING THE COMPANY'S EXISTING SOURCES OF LIQUIDITY AND FREE CASH FLOW GENERATED IN THE FUTURE. AS OF MARCH 31, 2002 THE COMPANY HAD CASH, CASH EQUIVALENTS AND TEMPORARY INVESTMENTS OF APPROXIMATELY $200 MILLION.

CABOT CORPORATION HAD APPROXIMATELY 62 MILLION SHARES OF COMMON STOCK OUTSTANDING AS OF APRIL 30, 2002.

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IN ADDITION, THE BOARD OF DIRECTORS APPROVED A QUARTERLY DIVIDEND OF $0.13 PER
SHARE ON ALL OUTSTANDING SHARES OF THE CORPORATION'S COMMON STOCK. THE DIVIDEND IS PAYABLE JUNE 14, 2002, TO STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON MAY 31, 2002.

CABOT CORPORATION IS A GLOBAL SPECIALTY CHEMICALS AND MATERIALS COMPANY AND IS HEADQUARTERED IN BOSTON, MASSACHUSETTS. CABOT'S MAJOR PRODUCTS ARE CARBON BLACK, FUMED SILICA, INKJET COLORANTS, AND CAPACITOR MATERIALS. CABOT HAS APPROXIMATELY 4,200 EMPLOYEES IN MORE THAN 45 MANUFACTURING PLANTS AND OFFICES LOCATED IN 23 COUNTRIES AROUND THE WORLD. THE WEBSITE ADDRESS IS WWW.CABOT-CORP.COM.

         STATEMENTS IN THIS PRESS RELEASE REGARDING THE COMPANY'S INTENTION TO REPURCHASE SHARES OF ITS COMMON STOCK FROM TIME TO TIME UNDER THE STOCK REPURCHASE PROGRAM, THE INTENDED USE OF ANY REPURCHASED SHARES AND THE SOURCE OF FUNDING ARE FORWARD-LOOKING STATEMENTS. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FROM THOSE SUGGESTED OR INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. THESE INCLUDE, AMONG OTHERS, THE MARKET PRICE OF THE COMPANY'S STOCK PREVAILING FROM TIME TO TIME, THE NATURE OF OTHER INVESTMENT OPPORTUNITIES PRESENTED TO THE COMPANY FROM TIME TO TIME, THE COMPANY'S CASH FLOWS FROM OPERATIONS, GENERAL ECONOMIC CONDITIONS, AND OTHER FACTORS IDENTIFIED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND MOST RECENT QUARTERLY REPORTS ON FORM 10-Q FILED WITH THE SEC.

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